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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands, Except Per Share Data)



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                                                                        Years Ended July 31,
                                                      ---------------------------------------------------
                                                            1998               1997               1996
                                                            ----               ----               ----

Net Income......................................          $5,313             $7,815             $3,498
                                                          ======             ======             ======


Shares Outstanding:
Weighted average number of common shares used in
calculation for basic net income per common
share...........................................           5,598              5,776              5,701
Add: shares of common stock equivalents.........             299                245                249
                                                             ---                ---                ---

Weighted average number of common shares used in
calculation of diluted net income per
common share....................................           5,897              6,021              5,950
                                                           =====              =====              =====


Basic net income per common share...............            $.95              $1.35               $.61
                                                            ====              =====               ====


Diluted net income per common share.............            $.90              $1.30               $.59
                                                            ====              =====               ====

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